WASATCH FUNDS TRUST

Amended and Restated Designation of Series of Shares

WHEREAS, the initial Trustee of the Wasatch Funds Trust (the “Trust”), acting pursuant to Section 4.9 of the Declaration of Trust of the Trust dated November 6, 2009 (the “Declaration”) divided the Shares of the Trust into eighteen series of shares of beneficial interests in the Trust (each, a “Series”) as of that same date as set forth on Schedule A to the Declaration (the “Designation”); and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, terminated the Wasatch Heritage Value Fund as a Series of the Trust as of July 15, 2009;and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, at a meeting of the Trustees on November 10, 2010, designated a new Series of the Trust, Wasatch Emerging India Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.8 and 4.9(c) of the Declaration, by unanimous written consent dated as of November 29, 2010, approved a name change for Series 4 of the Trust from Wasatch Global Science & Technology Fund to Wasatch World Innovators Fund, to be effective 60 days after notice to shareholders and upon the filing of an amendment to the Trust’s registration statement effecting the change; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.8 and 4.9(c) of the Declaration, by unanimous written consent dated as of November 29, 2010, approved a name change for Series 15 of the Trust from Wasatch-1st Source Income Equity Fund to Wasatch Large Cap Value Fund, to be effective upon the filing of an amendment to the Trust’s registration statement effecting the change; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.8 and 4.9(c) of the Declaration, by unanimous written consent dated as of November 29, 2010, approved a name change for Series 16 of the Trust from Wasatch-1st Source Long/Short Fund to Wasatch Long Short Fund, to be effective upon the filing of an amendment to the Trust’s registration statement effecting the change; and

WHEREAS, an amendment to the Trust’s registration statement effecting the name changes to Series 4, Series 15, and Series 16 of the Trust was filed effective January 31, 2011; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, at a meeting of the Trustees on November 9, 2011, designated a new Series of the Trust, Wasatch Frontier Emerging Small Countries Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, at a meeting of the Trustees on August 15, 2012, designated a new Series of the Trust, Wasatch Emerging Markets Select Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, at a meeting of the Trustees on February 10, 2015, terminated the Wasatch Heritage Growth Fund as a Series of the Trust as of April 30, 2015; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.8 and 4.9(c) of the Declaration, at a meeting of the Trustees on May 16, 2017, approved a name change for Series 15 of the Trust from Wasatch Large Cap Value Fund to Wasatch Global Value Fund; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, at a meeting of the Trustees on November 7, 2018, authorized the termination of the Wasatch Long/Short Fund as a Series of the Trust as of September 21, 2018; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, at a meeting of the Trustees on May 15, 2018, terminated the Wasatch- l51 Source Income Fund as a Series of the Trust as of July 13, 2018; and

WHEREAS, the Trustees of the Trust, acting pursuant to Sections 4.9(c) and 10.01 of the Declaration, at a meeting of the Trustees on March 15, 2018, authorized the termination of the Wasatch Strategic Income Fund and the Wasatch World Innovators Funds as Series of the Trust as of September 7, 2018; and

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9(c) of the Declaration, at a meeting of the Trustees on February 12, 2019, designated two new Series of the Trust, Wasatch Global Select Fund and Wasatch International Select Fund

NOW THEREFORE, the Designation is amended and restated m its entirety to incorporate such actions as follows:

The following Series of the Trust are established with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.      Wasatch Core Growth Fund®

2.      Wasatch Emerging Markets Small Cap Fund®

3.      Wasatch Global Opportunities Fund®

4.      Wasatch International Growth Fund®

5.      Wasatch International Opportunities Fund®

6.      Wasatch Micro Cap Fund®

7.      Wasatch Micro Cap Value Fund®

8.      Wasatch Small Cap Growth Fund®

9.      Wasatch Small Cap Value Fund®

10.      Wasatch Ultra Growth Fund®

11.      Wasatch-Hoisington U.S. Treasury Fund®

12.      Wasatch Global Value Fund®

13.      Wasatch Emerging India Fund®

14.      Wasatch Frontier Emerging Small Countries Fund®

15.      Wasatch Emerging Markets Select Fund®

16.      Wasatch Global Select Fund™

17.      Wasatch International Select Fund™

1.        Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.        The number of authorized Shares of each Series is unlimited.

3.        Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’ s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.        With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and G) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.        The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.        The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.        Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

    IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 29th day of May 2019.

/s/ Russell L. Biles

Russell Biles, Secretary